Exhibit 10.1

14701 Hertz Quail Springs Parkway Oklahoma City, OK 73134 (405) 241-2271 info@roanresources.com ROANRESOURCES.COM

April 13, 2019

Joseph A. Mills

By E-mail

Dear Joe:

On behalf of Roan Resources, Inc. (the “Company”), I am pleased to provide you with this letter memorializing the terms of your employment as Executive Chairman of the Board of Directors of the Company (the “Board”), effective as of April 15, 2019.

During the period in which you serve as the Executive Chairman (the “Term”), as compensation for services provided by you, you will receive an annualized base salary of $400,000, less applicable taxes and other withholdings, payable in accordance with the Company’s payroll practices in effect from time to time.

Your duties and responsibilities as Executive Chairman will be determined from time to time by the Board. During the Term, you will also be designated as the Company’s principal executive officer, and in such capacity, you will be responsible for providing certifications containing representations regarding the Company’s periodic reports filed with the Securities and Exchange Commission in accordance with applicable securities laws.

During the Term, you will not be eligible to receive any additional cash compensation for your service as a member of the Board. The outstanding restricted stock units granted to you on November 7, 2018 shall remain outstanding and eligible to vest pursuant to the terms and conditions set forth in the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement evidencing such award and the Roan Resources, Inc. Amended and Restated Management Incentive Plan. During the Term, the Company will pay, or reimburse you for, all reasonable expenses to cover housing and travel while you exercise your duties as Executive Chairman of the Company, which payment or reimbursement will be subject to the Company’s expense policies as in effect from time to time. For the avoidance of doubt, the expenses subject to the previous sentence will include reimbursement for reasonable travel expenses to and from your home in Houston, Texas and Tulsa, Oklahoma and hotel or apartment expenses incurred by you while staying in Oklahoma City, Oklahoma while performing your duties for the Company.

Your employment is not for a specific term and is terminable at-will. This means that you are not entitled to remain an employee or officer of the Company or any of its subsidiaries for any particular period of time, and either you or the Board may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. Upon a termination of your employment, you will not be eligible for any severance pay or

14701 Hertz Quail Springs Parkway Oklahoma City, OK 73134 (405) 241-2271 info@roanresources.com ROANRESOURCES.COM other severance benefits, regardless of the reason for such termination of your employment. During the Term, you will be expected to comply with all of the Company’s policies and procedures in effect from time to time.

You expressly promise to abide by all obligations to all other current or former employers and other third parties in the course of performing your services for the Company. In addition, you promise that you will not provide the Company with any confidential, proprietary or legally protected information belonging to any current or former employer or other third party and in no circumstances will you use or disclose such information in the course of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer(s) before removing or copying the documents or information.

Your employment is subject to your entry into, and agreement to abide by the terms of, the enclosed Confidentiality, Intellectual Property and Arbitration Agreement.

We look forward to your contributions to the Company as Executive Chairman and appreciate your willingness to assume this role. To acknowledge the terms of your employment memorialized in this letter, please sign below.

Sincerely,

ROAN RESOURCES, INC.

By:	/s/ David C. Treadwell
David C. Treadwell
Vice President, General Counsel and
Corporate Secretary

ACKNOWLEDGED AND AGREED:

/s/ Joseph A. Mills
Joseph A. Mills

Date: 04/13/2019